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                                                                    Exhibit 10.4

                                                                      Schedule 1

                                    AMENDMENT
                                       TO
                               SAPIENT CORPORATION
                            1998 STOCK INCENTIVE PLAN

      WHEREAS, Sapient Corporation (the "Company") established the 1998 Stock Incentive Plan effective March 24, 1998 and authorized the issuance of options to acquire common stock, .01 par value, of the Company thereunder up to a limit specified in the Plan;

      WHEREAS, on May 8, 1998 the shareholders of the Company voted to approve the Plan;

      WHEREAS, the Board of Directors of the Company delegated the administration of the Plan and issuance of the options thereunder to the Compensation Committee of the Board of Directors (the "Committee");

      WHEREAS, the terms of the Plan provide that, after March 24, 2008, no further options will be permitted to be issued under the Plan;

      WHEREAS, the Committee has not granted awards for all of the shares of common stock authorized under the Plan;

      WHEREAS, upon recommendation of the Committee, the Board desires to amend the Plan to extend the time during which awards can be made under the Plan for a period of up to 5 years, so that the Committee may grant awards for shares remaining under the Plan that were authorized previously but remain available for awards;

      WHEREAS, upon recommendation of the Committee, the Board desires to add a Plan provision that authorizes the payment of performance-based cash bonuses to eligible employees, subject to the limitations set forth herein; and

      WHEREAS, Section 11(d) of the Plan reserves to the Company the right to amend the Plan, provided that no such amendment shall be effective unless and until approved by stockholders of the Company as required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

      NOW, THEREFORE, the Plan is hereby amended as follows, effective as of date on which such amendment is approved by stockholders of the Company:

1.    Section 4(b) is amended in its entirety to read as follows:

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      "(b) Per Participant Limit. Subject to adjustment under Section 8, the maximum number of shares of Common Stock for which Options may be granted to any person in any calendar year and the maximum number of shares of Restricted Stock granted to any person in any calendar year will each be 1,000,000. The maximum number of shares subject to other stock-based Awards granted to any person in any calendar year will be one million (1,000,000) shares. The maximum dollar amount of any cash bonus payable to any single Participant under Section 6A of the Plan in any calendar year shall be two million dollars (U.S. $2,000,000). The per-Participant limits described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code.

2.    A new Section 6A is hereby added to read in its entirety as follows:

      "6A. BONUSES. The Board may grant cash bonus awards ("Bonus Awards") to Participants on the terms and conditions set forth herein. The Board shall select those Participants (each a "Bonus Participant") under the Plan who shall be eligible to receive a Bonus Award, which may be a Performance Award, and the terms and conditions of each such Award, including, without limitation, with respect to Performance Criteria.

3. Section 11(c) of the Plan shall be amended to read in its entirety as follows:

      "The Plan became effective on May 8, 1998, the date on which it was originally adopted by stockholders, and provided that no Awards could be granted after March 24, 2008. On March 29, 2007, the Plan was amended, subject to stockholder approval, so that no Awards could be granted after the first to occur of March 29, 2012, and the time at which no Common Stock is available for Awards. Accordingly, no Awards may be made after that date, but Awards previously granted may extend beyond that date in accordance with their terms. No Incentive Stock Option may be granted under the Plan after March 24, 2008.

4.    A new Section 12 is added to read in its entirety as follows:

      "12. PERFORMANCE AWARDS.

      (a) GENERALLY. A Performance Award is an Award that is subject to Performance Criteria. The Committee, in its discretion, may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code and Performance Awards that are not intended so to qualify.

      (b) PERFORMANCE CRITERIA. Performance criteria ("Performance Criteria") are specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards

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      that are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code, a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer satisfaction scores ; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Board need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Board may provide, in the case of any Award intended to qualify for such exception, that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria. The Board shall have the authority to exercise subjective discretion to reduce (but not increase) awards payouts below the levels indicated by the strict application of the Performance Criteria, based on factors it deems appropriate in its sole discretion."

      Executed this 29th day of March, 2007.

                                                 SAPIENT CORPORATION

                                                 By:
                                                     ---------------------------

                                                 Title:
                                                        ------------------------

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                                                                      Schedule 2

                               Covered Employees

                                  Alan Herrick